[Crest Symbol]

BRITISH

COLUMBIA



JAN 31, 1997

REGISTERED MAIL



Riverside Carbon Products, Inc.

A Division of Southern Ventures, Inc.

2727 Phillips Road

Sooke, BC VOS 1N0



Dear Permittee:                        File: PA-14846



Enclosed is Permit PA-14846 issued under the provisions of the Waste Management. Act. Your attention is respectfully directed to the terms and conditions outlined in the Permit. An annual permit fee will be determined according to the Waste Management Permit Fees Regulation.



This Permit does not authorize entry upon, crossing over, or use for any purpose of private or Crown lands or works, unless and except as authorized by the owner of such lands or works. The responsibility for obtaining such authority shall rest with the Permittee. This Permit is issued pursuant to the provisions of the Waste Management Act to ensure compliance with Section 34(3) of that statute, which makes it an offense to discharge waste without proper authorization. It is also the responsibility of the Permittee to ensure that all activities conducted under this authorization are carried out with regard to the rights of third parties, and comply with other applicable legislation that may be in force.



This Permit may be appealed by persons who consider themselves aggrieved by this decision in accordance with Part 5 of the Waste Management ACT. Written notice of intent to appeal must he received by the Regional Waste Manager within twenty-one (21) days of the date of this letter.



Administration of this Permit will be carried out by staff from our Regional Office located at 3726 Alfred Avenue, Smithers, B. C.. Plans, data and reports pertinent to the Permit are to be submitted to the Regional Waste Manager at Box 5000, Smithers, B.C. V0J 2N0.



Yours truly,

  "F. Rhebergen"

F. Rhebergen, P. Eng.

Assistant Regional Waste Manager

Skeena Region



enclosure



Ministry of           BC Environment

Environment,          Skeena Region

Lands and Parks



Mailing/Location Address:           Telephone:(250) 847-7260

Box 5000                           Facsimile: (250) 847-7591

3726 Alfred Avenue

Smithers BC V0J 2N0



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[crest symbol]

PROVINCE OF BRITISH COLUMBIA

Environmental Protection

Box 5000

Smithers

British Columbia V0J 2N0

Telephone: (250)847-7260

Fax: (250) 847-7591



MINISTRY OF ENVIRONMENT,

LANDS AND PARKS



PERMIT

PA-14846



Under the Provisions of the Waste Management Act



Riverside Carbon Products, Inc.

A Division of Southern Ventures, Inc.

2727 Phillips Road

Sooke, British Columbia VOS 1N0

is authorized to discharge air contaminants to the air from a charring plant processing up to 210,000 bone-dry tonnes/year of wood residue and located near Carnaby Crossing, approximately 16 km southwest of New Hazelton, British Columbia, subject to the conditions listed below. Contravention of any of these conditions is a violation of the Waste Management Act and may result in prosecution.



1. Authorized DISCHARGES



1.1

This subsection applies to the discharge of air contaminants from the WET SCRUBBERS STACK. The site reference number for this discharge is E224784.



1.1.1

The maximum authorized rate of discharge is 1800 m3/minute. The discharge may occur for up to 24 hours/day, 350 days/year.



1.1.2

The characteristics of the discharge shall be equivalent to or better than:



Parameter             Maximum Value       Unit

Total Particulate     10                  mg/m3

NOx                   15                  mg/m3

Co                    20                  mg/m3

Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 1 of 5                   Assistant Regional Waste Manager

PERMIT.. PA-14846

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1.1.3

The works authorized are wet scrubbers, fans, a stack and related appurtenances located approximately as shown on the attached Site Plan



1.1.4

The authorized works must be complete and in operation when discharge commences.



1.1.5

The location of the facilities from which the discharge originates and the location of the point of discharge is Lot 1, District Lots 735, 736, 811 and 815, Plan 11686,Cassiar Land
District.



1.2

This subsection applies to the discharge of air contaminants from the RAILCAR LOADER BAGHOUSE. The site reference number for this discharge is E224785.



1.2.1

The maximum authorized rate of discharge is 283 m3/minute. The discharge may occur for up to 1 hour/day, 350 days/year.



1.2.2

The characteristics of the discharge shall be equivalent to or better than:

Parameter               Maximum Value            Unit

Total Particulate       12                       mg/m3



1.2.3

The works authorized are a rail car loader, a baghouse and related appurtenances located approximately as shown on the attached Site Plan.



1.2.4

The authorized works must be complete and in operation when discharge commences.



1.2.5

The location of the facilities from which the discharge originates and the location of the point of discharge is Lot 1, District Lots 735, 736, 811 and 815, Plan 11686,Cassiar Land
District.



2. GENERAL REQUIREMENTS



 .2.1.    Standard Temperature and Pressure

All air and gaseous volumes specified in this Permit are at standard conditions. These are:

Standard Temperature        293.15K

Standard Pressure       101.325 kPa

Water Vapor                    zero



2.2.     Bypasses

The discharge of air contaminants which has bypassed the designated treatment works is prohibited unless the approval of the Regional Waste Manager is obtained and confirmed in writing.



Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 2 of 5                   Assistant Regional Waste Manager

                                              PERMIT.. PA-14846

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2.3.     Maintenance of Works and Emergency Procedures

The Permittee shall inspect the pollution prevention/control works regularly and maintain them in good working order. In the event of an emergency or condition beyond the control of the Permittee which prevents the continued operation of the approved method of pollution prevention/control, the Permittee shall immediately notify the Regional Waste Manager and take appropriate remedial action.

2.4. Process Modifications

The Permittee shall notify the Regional Waste Manager prior to implementing any changes that may affect the quality and/or quantity of the discharges.



2.5. Plans - New Works

Plans and specifications of the works authorized in Sub-Sections
1.1.3 and 1.2.3 shall be certified by a qualified professional licensed to practice in the Province of British Columbia, and submitted to the Regional Waste Manager. A qualified professional must certify that the works have been constructed in accordance with the plans before discharges commence.



2.6. Environmental Impact

Inspections of the discharges will be carried out by Environmental Protection Program personnel as a part of the routine permit inspection procedure. Based on these inspections and any other information available to the Regional Waste Manager on the effect of the discharges on the receiving environment, the Permittee may be required to undertake additional monitoring and/or install additional pollution prevention/control works.

2.7.  Fugitive Dust Control

The Permittee shall suppress fugitive dust created within the operation area. The measured dustfall data will be compared to the Ministry Objective value of 1.75 mg/dm2.d. If the measured ambient air quality compares unfavourably to the Objective value, the Regional Waste Manager will evaluate the sensitivity of the receiving environment, the contribution of the Permittee's dustfall sources to the measured ambient values, plus any other pertinent information and may, at his discretion, require the Permittee to implement additional control measures on fugitive dust sources.





Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 3 of 5                   Assistant Regional Waste Manager

                                      PERMIT.. PA-14846



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3.     MONITORING AND REPORTING REQUIREMENTS



3.1. Discharge Monitoring



The Permittee shall semi-annually sample the wet scrubber discharge (Section 1.1.3 of this Permit), to determine the discharge rate (in m3/min), the particulate matter concentration (in mg/rn ), the carbon monoxide concentration (in mg/m3) and the nitrogen oxides concentration (in mg/m3). Sampling shall be carried out under representative operating conditions of the charring plant. Based on sampling results, the Regional Waste Manager may modify sampling frequency requirement at a later date.



      3.2.    Monitoring Procedure



              3.2.1. Source Testing Procedures (Particulates)



Source testing procedures for the determination of particulate matter concentration and the rate of discharge (flow rate) are to be carried out in accordance with those procedures described in the latest version of "British Columbia Field Sampling Manual for Continuous Monitoring plus the Collection of Air, Air-Emissions. Water. Wastewater. Soil. Sediment. and Biological Samples (Section (G: Stationary Air Emissions Testing). November 1996 Edition (Permittee)". Alternative test methods may be used provided that the alternative test methods are authorized by the Regional Waste Manager prior to performing the actual source testing.



Copies of the above mentioned manual are available from Queen's
Printer Publications Centre, 2nd Floor, 563 Superior Street,
Victoria, BC V8V 4R6 (1-800-663-6105). A copy of the manual is also available for review at any

Environmental Protection office.



3.2.2.   Source Testing Procedures (Carbon Monoxide and Nitrogen
Oxides)



Source testing procedures for the determination of carbon monoxide and nitrogen oxides concentrations are to be carried out in accordance with those procedures described in the latest version of "British Columbia Field Sampling Manual for Continuous Monitoring plus the Collection of Air Air-Emissions Water Wastewater, Soil. Sediment. and Biological Samples (Section G: Stationary Air Emissions Testing). November 1996 Edition (Permittee)". Alternative test methods may be used provided that the alternative test methods are authorized by the Regional Waste Manager prior to performing the actual source testing.



Copies of the above mentioned manual are available from Queen's
Printer Publications Centre, 2nd Floor, 563 Superior Street.
Victoria. B.C V8V 4R6



Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 4 of 5                   Assistant Regional Waste Manager

                                       PERMIT.. PA-14846

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PROVINCE OF BRITISH COLUMBIA

Environmental Protection

        (1-800-663-6105). A copy of the manual is also available for review at any environmental Protection office.



3.3.    Sampling Location and Techniques



All sampling locations, techniques and equipment require the consent of the Regional Waste Manager prior to use. Sampling and monitoring data, which also should include rate of discharge measurements, shall be accompanied by process data relevant to the operation of the sources) of the emissions and to the performance of the pollution abatement equipment involved in the testing.



3.4.     Reporting



Maintain data of analyses and flow measurements for inspection and submit the data, suitably tabulated in both electronic and hard copy formats, to the Regional Waste Manager within 30 days of sampling





Date Issued: JAN 31 1997 [stamp]

Date Amended:                          "F. Rhebergen"

(most recent)                         F. Rhebergen, P. Eng.

Page: 5 of 5                   Assistant Regional Waste Manager

                                      PERMIT.. PA-14846

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Map showing site

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